Filed under Rule 433
File No. 333-153353

Final Term Sheet

May 9, 2011

Issuer:	CMS Energy Corporation
Security:	2.75% Senior Notes due 2014
Aggregate Principal Amount Offered:	$250,000,000
Maturity Date:	May 15, 2014
Coupon:	2.75%
Yield to Maturity:	2.77%
Spread to Treasury:	185 basis points
Benchmark Treasury Security:	1.25% due April 15, 2014
Benchmark Treasury Yield:	0.92%
Interest Payment Dates:	May 15 and November 15
First Interest Payment Date:	November 15, 2011
Public Offering Price:	99.942%
Optional Redemption:	Make-whole call at any time at Treasury rate plus 25 basis points
Trade Date:	May 9, 2011
Settlement Date:	May 12, 2011 (T+3)
Ratings:	Ba1 / BB+ / BB+ (Moody’s / S&P / Fitch)
Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time
Joint Book-Running Managers:	Barclays Capital Inc.
Citigroup Global Markets Inc.
Deutsche Bank Securities Inc.
J.P. Morgan Securities LLC
Merrill Lynch, Pierce, Fenner & Smith
Incorporated
Co-Managers:	Comerica Securities, Inc.
Loop Capital Markets LLC
MFR Securities, Inc.
CUSIP/ISIN:	125896 BH2 / US125896BH28
CMS Energy Corporation has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents CMS Energy Corporation has filed with the SEC for more complete information about CMS Energy Corporation and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, CMS Energy Corporation, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll-free at (888) 603-5847, Citigroup Global Markets Inc. toll- free at (877) 858-5407, Deutsche Bank Securities Inc. toll-free at (800) 503-4611, J.P. Morgan Securities LLC collect at (212) 834-4533 and Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at (800) 294-1322.
Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers were automatically generated as a result of this communication being sent via email or another communication system.